As filed with the Securities and Exchange Commission on May 9, 2022
REGISTRATION NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KE Holdings Inc.
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)
Oriental Electronic Technology Building,
No. 2 Chuangye Road, Haidian District,
Beijing 100086
People’s Republic of China
+86 10 5810 4689
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1 800-221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
XU Tao Chief Financial Officer Oriental Electronic Technology Building, No. 2 Chuangye Road, Haidian District, Beijing 100086 People’s Republic of China +86 10 5810 4689	Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong +852 3740-4700	Yuting Wu, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 42/F, Tower II, JingAn Kerry Centre 1539 Nanjing West Road Shanghai 200040 People’s Republic of China +86 (21) 6193-8200

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this registration statement
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☐
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†
The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

PROSPECTUS
KE Holdings Inc.
Class A Ordinary Shares
We may from time to time in one or more offerings offer and sell our Class A ordinary shares, including Class A ordinary shares represented by American depositary shares, or ADSs.
In addition, from time to time, selling shareholders (if any) to be named in a prospectus supplement may offer and sell our ordinary shares or ADSs held by them. We will not receive any proceeds from the sale of our ordinary shares or ADSs by selling shareholders (if any).
We will provide specific terms of any offering in one or more supplements to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.
These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities, their compensation and any options to purchase additional securities held by them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of these securities, see the section entitled “Plan of Distribution” beginning on page 49 of this prospectus.
The ADSs are listed on the New York Stock Exchange under the symbol “BEKE.” Each ADS represents three Class A ordinary shares. On May 6, 2022, the last reported sale price of the ADSs on the New York Stock Exchange was US$12.27 per ADS.
Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” on page 24 of this prospectus, included in any accompanying prospectus supplement or in the documents incorporated by reference into this prospectus before you invest in our securities.
KE Holdings Inc. is not an operating company in China but a Cayman Islands holding company with no material operations of its own and no equity ownership in the VIEs. We conduct our operations primarily through (i) our PRC subsidiaries and (ii) the VIEs, with which we maintain contractual agreements. Our value-added telecommunication services and certain financial services in the PRC have been conducted through the applicable VIEs in order to comply with the PRC laws and regulations, which restrict and impose conditions on foreign direct investment in companies involved in the provision of value-added telecommunication services and certain financial service. Accordingly, we operate these businesses in China through the applicable VIEs, and rely on contractual arrangements among our PRC subsidiaries, the VIEs and their shareholders to control the business operations of the VIEs. The VIEs collectively held 29.5% of our cash, cash equivalents and restricted cash and 12.9% of our total assets as of December 31, 2021. Revenues contributed by the VIEs, excluding inter-group transactions, accounted for 11.6%, 1.4% and 1.2% of our total net revenues for the fiscal years 2019, 2020 and 2021, respectively. As used in this prospectus, “Beike,” “we,” “us,” “our company” or “our” refers to KE Holdings Inc., its subsidiaries, and, in the context of describing the consolidated financial information, the VIEs and their subsidiaries in China. Investors in our ADSs thus are not purchasing equity interest in the VIEs in China but instead are purchasing equity interest in KE Holdings Inc., a Cayman Islands holding company.
Our corporate structure is subject to risks associated with our contractual arrangements with the VIEs. Investors may not directly hold equity interests in the VIEs or in the businesses that are conducted by the VIEs, and the VIE structure provides contractual exposure to foreign investment in the companies which involve foreign investment restrictions. If the PRC government finds that the agreements that establish the structure for operating our business do not comply with PRC laws and regulations, or if these regulations or their interpretations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations. This may result in the VIEs being deconsolidated, which would materially and adversely affect our operations, and our ADSs may decline significantly in value or become worthless. Our holding company, our PRC subsidiaries, the VIEs, and investors of our company face uncertainty about potential future actions by the PRC government that could affect the enforceability of the contractual arrangements with the VIEs and, consequently, significantly affect the financial performance of the VIEs and our company as a whole. The PRC regulatory authorities could disallow the VIE structure, which would likely result in a material adverse change in our operations, and our Class A ordinary shares or our ADSs may decline significantly in value or become worthless. The contractual arrangements may not be as effective as direct ownership in providing us with control over the VIEs, the shareholders of the VIEs may have potential conflicts of interest with us, and we may incur substantial costs to enforce the terms of the arrangements. As such, the VIE structure involves unique risks to investors of our holding company. For a detailed description of the risks associated with our corporate structure, please refer to risks disclosed under “Item 3. Key Information — D. Risk Factors — Risks Related to Our Corporate Structure” in our annual report on Form 20-F for the fiscal year ended December 31, 2021, or our 2021 Form 20-F, and “Risk Factors — Risks Related to Our Corporate Structure” in Exhibit 99.1 to our current report on Form 6-K furnished to the SEC at 7:20 A.M. (Eastern Time) on May 5, 2022, or the Super 6-K, both of which documents are incorporated herein by reference.
We face various risks and uncertainties related to doing business in China. Our business operations are primarily conducted in China, and we are subject to complex and evolving PRC laws and regulations. For example, we face risks associated with regulatory approvals on offshore offerings and listings, anti-monopoly regulatory actions, and oversight on cybersecurity and data privacy. PRC government’s authority in regulating our operations and its oversight and control over offerings and listings conducted overseas by, and foreign investment in, China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. Implementation of industry-wide regulations in this nature may cause the value of such securities to significantly decline or be worthless. For a detailed description of risks relating to doing business in China, please refer to “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China” in the 2021 Form 20-F, and “Risk Factors — Risks Relating to Doing Business in China” in Exhibit 99.1 to the Super 6-K.
The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020. The HFCAA states that if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares or ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States. Since our auditor is located in China, a jurisdiction where the PCAOB has been unable to conduct inspections without the approval of the Chinese authorities, our auditor is not currently inspected by the PCAOB. The related risks and uncertainties could cause the value of our ADSs to significantly decline or be worthless. On April 21, 2022, we were provisionally identified by the SEC under the HFCAA as having filed audit reports issued by a registered public accounting firm that cannot be inspected or investigated completed by the PCAOB in connection with our filing of the annual report on Form 20-F for the fiscal year ended December 31, 2021. For more details, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — The PCAOB is currently unable to inspect our auditor in relation to their audit work performed for our financial statements and the inability of the PCAOB to conduct inspections over our auditor deprives our investors with the benefits of such inspections” and “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Our ADSs will be prohibited from trading in the United States under the HFCAA in 2024 if the PCAOB is unable to inspect or fully investigate auditors located in China, or in 2023 if proposed changes to the law are enacted. The delisting of our ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment” in our 2021 Form 20-F.
KE Holdings Inc. is a holding company with no operations of its own. We conduct our operations in China primarily through our subsidiaries and VIEs and their subsidiaries in China. As a result, although other means are available for us to obtain financing at the holding company level, KE Holdings Inc.’s ability to pay dividends to the shareholders and to service any debt it may incur may depend upon dividends paid by our PRC subsidiaries and service fees paid by the VIEs and their subsidiaries. If any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to KE Holdings Inc. In addition, under PRC laws and regulations, our PRC subsidiaries are permitted to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Furthermore, our PRC subsidiaries and the VIEs and their subsidiaries are required to make appropriations to certain statutory reserve funds or may make appropriations to certain discretionary funds, which are not distributable as cash dividends except in the event of a solvent liquidation of the companies. For more details, see “Our Company — Cash Flows through Our Organization” in this Prospectus.
This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.
Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 9, 2022

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using an automatic “shelf” registration statement, we and/or any selling shareholder, at any time and from time to time, may offer and sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we and/or any selling shareholder may offer. Each time we and/or any selling shareholder use this prospectus to offer securities, we will provide one or more prospectus supplements that will contain specific information about the offering and the terms of those securities. We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC. The registration statement on file with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. If there is any inconsistency between the information in this prospectus and any related prospectus supplement, you should rely on the information in the applicable prospectus supplement. Before you invest in any securities offered by this prospectus, you should read this prospectus, any applicable prospectus supplements and the related exhibits to the registration statement filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
In this prospectus, unless otherwise indicated or unless the context otherwise requires:
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“ADSs” refers to the American depositary shares, each of which representing three Class A ordinary shares;

•
“Beike,” “we,” “us,” “our company,” or “our” refers to KE Holdings Inc., our Cayman Islands holding company, its subsidiaries, and, in the context of describing the consolidated financial information, the VIEs and their subsidiaries in China;

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“China” or the “PRC” refers to the People’s Republic of China, excluding, for the purposes of this prospectus only, Hong Kong, Macau and Taiwan;

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“CIC” refers to China Insight Industry Consultancy Limited, and “CIC Report” refers to the industry report we commissioned CIC to prepare on our industry and market position in China;

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“Class A ordinary shares” refers to our class A ordinary shares, par value US$0.00002 per share;

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“Class B ordinary shares” refers to our class B ordinary shares, par value US$0.00002 per share;

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“shares” or “ordinary shares” refers to our ordinary shares, which include both Class A and Class B ordinary shares, par value US$0.00002 per share;

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“Shengdu” refers to Shengdu Home Renovation Co., Ltd., a limited liability company established under the laws of the PRC, together with its subsidiaries and affiliates;

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“US$,” “U.S. dollars,” “$,” and “dollars” refer to the legal currency of the United States;

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“VIEs” or variable interest entities refers to Beijing Lianjia Real Estate Brokerage Co., Ltd., or Beijing Lianjia, Tianjin Xiaowu Information & Technology Co., Ltd., or Tianjin Xiaowu, Beijing Yiju Taihe Technology Co., Ltd., or Yiju Taihe, Beijing Beijia Commercial Consultancy Co., Ltd., or Beijing Beijia, and Beijing Beihao Commercial Consultancy Co., Ltd., or Beijing Beihao. References to the VIEs may include their subsidiaries, depending on the context as appropriate.

References in any prospectus supplement to “the accompanying prospectus” are to this prospectus and to “the prospectus” are to this prospectus and the applicable prospectus supplement taken together.
We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted.
Our reporting currency is Renminbi. This prospectus contains translations from Renminbi to U.S. dollars solely for the convenience of the reader. Unless otherwise stated, all translations from Renminbi to U.S. dollars were made at a rate of RMB6.3726 to US$1.00, which was the exchange rate in effect as of December 30, 2021 as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System. We make no representation that any Renminbi amounts referred to in this prospectus could have been, or could be, converted into U.S. dollars, as the case may be, at any particular rate, or at all.
All discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference in this prospectus may contain forward-looking statements that reflect our current or then-current expectations and views of future events. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.
You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:
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our goals and strategies;

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our future business development, financial condition and results of operations;

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expected changes in our revenues, costs or expenditures;

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our ability to empower services and facilitate transactions on our platform;

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competition in our industry;

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relevant government policies and regulations relating to our industry;

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our ability to protect our systems and infrastructures from cyber-attacks;

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our dependence on the integrity of brokerage brands, stores and agents on our platform;

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general economic and business conditions in China and globally; and

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assumptions underlying or related to any of the foregoing.

The forward-looking statements included in this prospectus, the documents incorporated by reference herein, and any prospectus supplement are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in the documents incorporated by reference in this prospectus or in any accompanying prospectus supplement. Moreover, we operate in an evolving environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
We would like to caution you not to place undue reliance on these forward-looking statements and you should read these statements in conjunction with the risk factors disclosed in the documents incorporated by reference in this prospectus or in any accompanying prospectus supplement for a more complete discussion of the risks of an investment in our securities and other risks outlined in our other filings with the SEC. The forward-looking statements included in this prospectus or incorporated by reference into this prospectus are made only as of the date of this prospectus or the date of the incorporated document, and we do not undertake any obligation to update the forward-looking statements except as required under applicable law.

OUR COMPANY
Overview
Who We Are
Beike is the leading integrated online and offline platform for housing transactions and services. We are a pioneer in building infrastructure and standards to reinvent how service providers and housing customers efficiently navigate and complete housing transactions in China, ranging from existing and new home sales, home rentals, to home renovation and furnishing, and other services. We believe our proactive engagement with platform participants both online and offline enables us to know them better and serve them better. In 2021, we facilitated over 4.5 million housing transactions on our platform with an aggregate GTV of RMB3,853.5 billion, making us the largest housing transactions and services platform in China, and a top three commerce platform across all industries globally, both in terms of GTV, according to the CIC Report.
We own and operate Lianjia, China’s leading real estate brokerage brand and an integral part of our Beike platform. We believe the success and proven track record of Lianjia pave the way for us to build our infrastructure and standards and drive the rapid and sustainable growth of Beike. We have more than 20 years of operating experience through Lianjia since our inception in 2001. Such extensive industry experience has provided us with distinct insights into markets, business conditions and customer needs, which we believe are critical for us to offer effective solutions, expand market footprint and capture adjacent opportunities.
Industry Opportunities and Challenges
According to the CIC Report, China’s housing related market reached RMB39.6 trillion in terms of GTV in 2021, and is expected to grow to RMB55.7 trillion by 2026, at a CAGR of 7.1%, remaining to be the world’s largest market in terms of spending. While demand is expected to stay resilient as a result of continuous urbanization, smaller family size and higher disposable income, customers have new engagement and service expectations. At the same time, existing home sales and home rentals are playing an increasingly important role in the total housing supply. As China continues to refine its long-term mechanism for the housing market and pushes for stable and balanced growth, there are significant market opportunities for real estate brokerage services serving both ends. According to the CIC Report, the total GTV of home sales and rental transacted through real estate brokerage services in China is expected to grow from RMB12.7 trillion in 2021 to RMB19.4 trillion by 2026, representing a growing penetration rate from 49.8% in 2021 to 61.6% in 2026. Moreover, the market of other housing related services, including home renovation and furnishing, among other things, also has high growth potential and is expected to reach RMB24.2 trillion by 2026.
Despite the massive market size, the housing related industry remains digitally disconnected and has been struggling with low efficiency. For example, it is common in China for a home seller to contact multiple brokerage stores and agents as there is no industry framework for exclusive engagement. At the same time, a home buyer has to deal with a number of brokerage stores and agents in the decision-making process. Without an assurance mechanism for their economic interests, brokerage stores and agents are unwilling to share information and resources. Over time, information isolation and vicious competition in customer acquisition become prevalent in the industry. In addition, the industry is short of professional agents with experiences and tenure due to the historical lack of recognition for the housing brokerage profession. These challenges hinder service quality and lead to lack of trust from housing customers.
Our Solutions — ACN and Beyond
We believe the key to capturing market opportunities while solving industry challenges lies in the ability to build an infrastructure that fundamentally redefines relationships among industry participants. To that end, we introduced Agent Cooperation Network, or ACN, as the operating system underpinning our infrastructure. ACN has been transforming the housing transactions and services industry in China through the following three reinventions: (i) fostering information and resources sharing among service providers to demolish the walls among isolated information islands, (ii) assigning cooperative roles to achieve cross-store and cross-brand collaboration, and (iii) creating a professional network for agents, stores, brands and other service providers to get connected and engaged on the platform. Through over 20 years of refinement and evolvement under Lianjia and Beike, ACN has enabled us to foster a culture of transparency, collaboration and shared success.
Leveraging ACN, we have been promoting standardization across information, transaction process, and service quality, and building our core competencies that level up the industry playfield. In particular, to effectively motivate agents to share information and resources, ACN consists of standard protocols and practices to specify roles and prescribe agents’ rights and obligations through proper commission allocation mechanism. To that end, ACN partitions a housing transaction into various steps and allows multiple agents to cooperate, which creates more opportunities for agents to participate and earn allocated commission, increases transaction efficiency, and enhances agent retention. This is particularly important in the midst of market volatility, as specialization and collaboration ensure better strategy execution and team stability. As agents serving both home buyers and sellers, or landlords and tenants, are connected through our ACN, these housing customers at different locations can be efficiently matched through collective efforts. After pioneering a prototype ACN in Beijing and becoming the leading brand locally, Lianjia extended the power of ACN to Shanghai and other first- and second-tier cities in China and achieved leading positions in local markets.
Built on the success of our time-tested ACN, we horizontally extended the core competencies of Lianjia to Beike platform in April 2018 to serve the broad housing related market. As of December 31, 2021, the number of real estate brokerage brands and active stores on Beike platform reached 300 and over 45,000 respectively, demonstrating the compatibility of our infrastructure. The adoption of ACN has also brought shared success. In 2021, approximately 76% and 37% of the existing home sales completed on Beike platform involved cross-store and cross-brand collaborations, respectively. As of December 31, 2021, approximately 86% of existing home listings on Beike platform were posted by agents affiliated with connected stores. In addition, leveraging our extensive presence and local insights, we have become real estate developers’ partner of choice and helped them effectively improve sell-through and cash cycle. As our scale grows, we enjoy a powerful network effect that draws more participants, improves efficiency and quality, and allows us to capture more transactions and expand service offerings.
Our Competencies — Technologies and Beyond
We aspire to lead the innovations in the new era of China’s housing related industry. Our integrated online and offline operations give us unparalleled insight into the entire industry value chain. Our constantly advancing technology platform allows us to become a pioneer in the industry to streamline and digitalize manual and time-consuming workflows through combining technologies, such as artificial intelligence and machine learning, with our operational know-hows — a characteristic that has now become iconic to Beike and followed by our peers. Through modularizing our vertical skills and creating integrated solutions, we have been able to continuously improve operational efficiency and empower platform participants.
Our solutions are purpose-driven and user-oriented. We believe virtual reality will fundamentally redefine the way people interact with the spaces around them. As such, we introduced VR experience to the housing transactions and services industry in China in 2018 to capture and track hundreds of interactions that a home tour may involve and support the home-searching journey in the age of “connected consumer.” Our RealSee VR technology integrates industry-leading computer vision and AI to provide three-dimensional walkthroughs of properties and real-time agent interaction, therefore significantly accelerating customers’ decision making and enhancing agents’ productivity and reach. With instant rendering of home renovation and furnishing effects, RealSee also creates high-quality visual experience and makes “what you see is what you get” possible. In 2021, our housing customers had approximately 1.6 billion views and spent over 66 million hours on VR property showings. As we further advance our VR capabilities and set the standard for visualizing residential spaces, RealSee is well positioned to deliver value across a diverse set of industries and use cases.
We continuously innovate and enhance our digital realm with large scale investments in talents and technology. In 2019, 2020 and 2021, our research and development expenses were RMB1,571 million, RMB2,478 million and RMB3,194 million, significantly higher than our peers. The caliber and pedigree of our technology leadership helps us attract and retain software engineers, AI and VR talent, reinforcing our core value of innovation and creating a competitive moat.

Our Path Forward — Transactions and Beyond
China’s housing market is moving towards a new equilibrium with stable home prices. While the housing transactions and services industry is expected to remain robust in the foreseeable future on favorable demographic trends, the underlying shift from “buying a right home” to “living a joyful life” has spurred the demand for other housing related services, which are consumption-driven and recurring in nature. In particular, home renovation and furnishing industry presents a massive opportunity driven by a growing share of existing homes in the overall housing supply and Chinese families’ pursuit of better living conditions. According to the CIC Report, the market size of home renovation and furnishing in China grew from RMB4.5 trillion in 2016 to RMB6.9 trillion in 2021, and is expected to grow further to RMB10.4 trillion in 2026. Despite its size and resilience, the home renovation and furnishing industry is highly fragmented and lacks a digital infrastructure, industry-wide standards and qualified service providers — the same pain points that we have successfully solved for existing and new home sales.
As such, we have adopted our proven “vertical to horizontal” playbook, underpinned by industry-leading standardization and digitalization capabilities, to reinvent home renovation and furnishing industry. We introduced our own home renovation brand, Beiwoo, to create an informed, connected and personalized customer experience. As part of our efforts to develop vertical skills, we launched our proprietary Home SaaS for renovation and furnishing in 2021, fully modularizing, standardizing and digitalizing the key steps of the home renovation process. These efforts, together with a series of pioneering service commitments, have helped us build our brand and increase its awareness. In 2021, Beiwoo has delivered over 3,500 property units to customers. In addition, the acquisition of Shengdu, a full-service home renovation service provider in China with 20 years of operation history, will further strengthen the breadth and depth of our product offerings and extend our presence along the value chain.
We believe that as our business continues to scale and diversify, our increasingly comprehensive solutions will arm us with the ability to address a wider range of housing related consumer needs and serve as further growth drivers.
Our Platform
The diagram below illustrates the major components of our technology driven Beike platform and synergies among them.
Our Purpose and Commitment in Environmental, Social and Governance (ESG)
Beike is a brand rooted in purpose and communities. Our purpose is to achieve “admirable service, joyful living.” We founded our company with the belief that we can transform the housing related industry in China by improving the quality and efficiency of service providers and enhancing customer experience. The three pillars of our belief are that digitalization catalyzes industry transformation, service providers are indispensable, and service quality builds customer trust that transcends market cycles. We are excited and firmly committed to pursuing our purpose by leveraging our people, insights, technology and platform. We aspire to provide comprehensive and trusted housing services to 300 million families.
Led by our purpose and the core values, Beike integrates ESG criteria into our corporate strategies and stands up for housing customers and service providers on our platform. We are dedicated to helping build and maintain a healthy economy with sustainable growth, common prosperity, and continued innovation. We believe a practical method is more important than mere willingness, therefore we strive to engage through our social impact initiatives. In particular, we have provided funding support for the education of nearly 80,000 students in rural areas in China, and have donated over 600,000 books to 201 charity libraries and contributed to funds that built 12 primary schools in less developed areas in China as of December 31, 2021. As an integral part of the communities, we collaborated with other industry participants to give back to the communities, including providing comprehensive on-the-ground supports for students and parents during the National College Entrance Examination. We initiated an ongoing elderly care program where our agents teach elderly in the community to use smart phones through regular workshops and free Q&A sessions. As of December 31, 2021, the program has been established in over 2,000 communities in 48 cities nationwide, providing over 300,000 times of services to the elderly. These initiatives not only bring warmth to the residents in the communities, but also give us greater strength to uphold our purpose — “admirable service, joyful living.”
As our business scale grows, we will continue to leverage the power of our online and offline integrated platform and strive to become a driving force in promoting elderly care and enhancing community welfare.
Our Scale and Financial Performance

Notes:
(1)
For the year ended December 31, 2021.

(2)
As of December 31, 2021.

(3)
In terms of housing related GTV in 2021, according to the CIC Report.

(4)
Average mobile MAU in the three months ended December 31, 2021.

Our industry leadership is further underpinned by the solid operating and financial performance. We continue to grow at scale with GTV increased from RMB3,499.1 billion in 2020 to RMB3,853.5 billion in 2021, representing a year-over-year growth rate of 10.1%.
We generate revenues mainly from fees and commissions in housing transactions and services. We have experienced substantial growth since the commencement of our operations, and our management team has a strong track record of executing our strategies. Our net revenues increased by 14.6% from RMB70.5 billion in 2020 to RMB80.8 billion in 2021.
Corporate Information
Our principal executive offices are located at Oriental Electronic Technology Building, No. 2 Chuangye Road, Haidian District, Beijing 100086, People’s Republic of China. Our telephone number at this address is +86 10 5810 4689. Our registered office in the Cayman Islands is located at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, PO Box 10240, Grand Cayman KY1-1002, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168. You can also find information on investors.ke.com. The information contained on our website is not a part of this prospectus.
Additional information with respect to our company is included in the documents incorporated by reference in this prospectus, including our 2021 Form 20-F and the Super 6-K. See “Incorporation of Certain Documents by Reference” in this prospectus.
Our Holding Company Structure and the VIE Contractual Arrangements
KE Holdings Inc. is not an operating company in China but a Cayman Islands holding company with no material operations of its own and no equity ownership in the VIEs. We conduct our operations primarily through (i) our PRC subsidiaries and (ii) the VIEs, with which we maintain contractual agreements. Our value-added telecommunication services and certain financial services in the PRC have been conducted through the applicable VIEs in order to comply with the PRC laws and regulations, which restrict and impose conditions on foreign direct investment in companies involved in the provision of value-added telecommunication services and certain financial service. Accordingly, we operate these businesses in China through the applicable VIEs, and rely on contractual arrangements among our PRC subsidiaries, the VIEs and their shareholders to control the business operations of the VIEs. The VIEs collectively held 29.5% of our cash, cash equivalents and restricted cash and 12.9% of our total assets as of December 31, 2021. Revenues contributed by the VIEs, excluding inter-group transactions, accounted for 11.6%, 1.4% and 1.2% of our total net revenues for the fiscal years 2019, 2020 and 2021, respectively. As used in this prospectus, “Beike,” “we,” “us,” “our company” or “our” refers to KE Holdings Inc., its subsidiaries, and, in the context of describing the consolidated financial information, the VIEs and their subsidiaries in China. Investors in our ADSs thus are not purchasing equity interest in the VIEs in China but instead are purchasing equity interest in KE Holdings Inc., a Cayman Islands holding company.
A series of contractual agreements, including power of attorney, exclusive business cooperation agreements, equity pledge agreements, exclusive option agreements and spouse consent letters, have been entered into by and among our WFOEs, the VIEs and their respective shareholders. Terms contained in each set of contractual arrangements with the VIEs and their respective shareholders are substantially similar. As a result, KE Holdings Inc. controls, and receives economic benefits from, the VIEs through the VIE contractual arrangements. KE Holdings Inc. is also considered the primary beneficiary of the VIEs for accounting purposes, and we have consolidated the financial results of the VIEs and their subsidiaries in our consolidated financial statements in accordance with U.S. GAAP. However, neither KE Holdings Inc. nor its investors has an equity ownership in, direct foreign investment in, or control through such ownership or investment of, the VIEs, and the VIE contractual arrangements are not equivalent to an equity ownership in the business of the VIEs. As of the date of this prospectus, the contracts with the VIEs have not been tested in a court of law. For more details of these contractual arrangements, see “Item 4. Information on the Company — C. Organizational Structure — Contractual Arrangements with the VIEs and Their Shareholders” in our 2021 Form 20-F.

The following diagram illustrates our corporate structure, including our principal subsidiaries, principal VIEs and their principal subsidiaries, and other entities that are material to our business, as of the date of this prospectus:

Notes:
(1)
The registered shareholders of Beijing Lianjia are (i) Mrs. ZUO, Mr. SHAN Yigang, Mr. XU Wangang and entities controlled by Mr. PENG Yongdong or Mr. SHAN Yigang, holding 81% equity interests in aggregate and (ii) several other individuals and entities affiliated with us, holding 19% equity interests in aggregate. Mrs. ZUO is the spouse of Mr. ZUO Hui and a principal shareholder of us. Each of Mr. PENG Yongdong, Mr. SHAN Yigang and Mr. XU Wangang is our director. The registered shareholders of Tianjin Xiaowu are Mrs. ZUO and Mr. SHAN, holding 94% and 6% equity interests, respectively. The registered shareholders of Yiju Taihe are (i) Beijing Lianjia, holding 80% equity interests; (ii) Mrs. ZUO, Mr. SHAN, Mr. XU Wangang and entities controlled by Mrs. ZUO or Mr. SHAN, holding 17% equity interests in aggregate and (iii) several other individuals and entities affiliated with us, holding 3% equity interests in aggregate. The registered shareholders of Beijing Beijia are

(i) Mr. PENG and Mr. XU Tao, holding 50% equity interests in aggregate and (ii) several other individuals affiliated with us, holding 50% equity interests in aggregate. The registered shareholders of Beijing Beihao are (i) Mr. XU Wangang, holding 4% equity interests; and (ii) several other individuals affiliated with us, holding 96% equity interests in aggregate.
(2)
Beijing Zhongrongxin Financing Guarantee Co., Ltd. owns 95% of the total equity interest, and Beijing Zhonghetai Investment Consulting Co., Ltd., a wholly-owned subsidiary of Yiju Taihe, owns the remaining 5%.

Our corporate structure is subject to risks associated with our contractual arrangements with the VIEs. Investors may not directly hold equity interests in the VIEs or in the businesses that are conducted by the VIEs, and the VIE structure provides contractual exposure to foreign investment in the companies which involve foreign investment restrictions. If the PRC government finds that the agreements that establish the structure for operating our business do not comply with PRC laws and regulations, or if these regulations or their interpretations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations. This may result in the VIEs being deconsolidated, which would materially and adversely affect our operations, and our ADSs may decline significantly in value or become worthless. Our holding company, our PRC subsidiaries, the VIEs, and investors of our company face uncertainty about potential future actions by the PRC government that could affect the enforceability of the contractual arrangements with the VIEs and, consequently, significantly affect the financial performance of the VIEs and our company as a whole. The PRC regulatory authorities could disallow the VIE structure, which would likely result in a material adverse change in our operations, and our Class A ordinary shares or our ADSs may decline significantly in value or become worthless. The contractual arrangements may not be as effective as direct ownership in providing us with control over the VIEs, the shareholders of the VIEs may have potential conflicts of interest with us, and we may incur substantial costs to enforce the terms of the arrangements. As such, the VIE structure involves unique risks to investors of our holding company. For a detailed description of the risks associated with our corporate structure, please refer to risks disclosed under “Item 3. Key Information — D. Risk Factors — Risks Related to Our Corporate Structure” in our 2021 Form 20-F and “Risk Factors — Risks Related to Our Corporate Structure” in Exhibit 99.1 to the Super 6-K.
We face various risks and uncertainties related to doing business in China. Our business operations are primarily conducted in China, and we are subject to complex and evolving PRC laws and regulations. For example, we face risks associated with regulatory approvals on offshore offerings and listings, anti-monopoly regulatory actions, and oversight on cybersecurity and data privacy. PRC government’s authority in regulating our operations and its oversight and control over offerings and listings conducted overseas by, and foreign investment in, China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. Implementation of industry-wide regulations in this nature may cause the value of such securities to significantly decline or be worthless. For more details, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China” in our 2021 Form 20-F and “Risk Factors — Risks Related to Doing Business in China” in Exhibit 99.1 to the Super 6-K.
For example, the recently promulgated PRC Data Security Law and the PRC Personal Information Protection Law in 2021 posed additional challenges to our cybersecurity and data privacy compliance. The Cybersecurity Review Measures issued by the Cyberspace Administration of China, or the CAC and several other PRC governmental authorities in December 2021, as well as the Administration Regulations on Cyber Data Security (Draft for Comments) published by the CAC for public comments in November 2021, exposes uncertainties and potential additional restrictions on China-based overseas-listed companies like us. If the detailed rules, implementations, or the enacted version of the draft measures mandate clearance of cybersecurity review and other specific actions to be completed by us, we face uncertainties as to whether such clearance can be timely obtained, the failure of which may subject us to penalties, which could materially and adversely affect our business and results of operations and the price of our ADSs. See “Item 3. Key Information — Risk Factors — Risks Related to Our Business and Industry — Our business generates and processes a large amount of data and is subject to various evolving PRC laws and regulations regarding cybersecurity and data privacy. Failure of cybersecurity and data privacy concerns could subject us to significant reputational, financial, legal and operational consequences, and deter current and potential customers from using our services” in our 2021 Form 20-F for additional details.
In addition, on December 24, 2021, the China Securities Regulatory Commission, or the CSRC, published the draft Regulations of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), or the Administrative Provisions, and the draft Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic

Companies (Draft for Comments) for public comments. Pursuant to these drafts, PRC domestic companies that directly or indirectly seek to offer or list their securities on an overseas stock exchange, including a PRC company limited by shares and an offshore company whose main business operations are in China and intends to offer securities or be listed on an overseas stock exchange based on its onshore equities, assets, incomes or similar interests, are required to file with the CSRC within three business days after submitting their application documents to the regulator in the place of intended listing or offering. Particularly, as for the PRC domestic companies that have directly or indirectly listed securities in overseas markets intend to conduct follow-on offerings in overseas markets, such companies are required to submit the filing with respect to the follow-on offering within three business days after completion of the follow-on offering. Failure to complete the filing under the Administrative Provisions may subject the domestic company to a warning or a fine of RMB1 million to RMB10 million. In serious circumstances, the domestic company may be ordered to suspend its business or suspend its business pending rectification, or its permits or businesses licenses may be revoked. At the press conference held for these draft regulations on December 24, 2021, officials from the CSRC confirmed that if complying with applicable PRC laws and regulations, companies with VIE structure may conduct overseas offering and listing. As of the date of this prospectus, there is no schedule for the adoptions of such drafts, and it remains unclear whether the versions adopted will have any further material changes. There remain substantial uncertainties about how these drafts will be enacted, interpreted or implemented and how they will affect our operations and future overseas offerings. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — The PRC government’s oversight and discretion over our business operations could result in a material adverse change in our operations and the value of our ADSs” in our 2021 Form 20-F.
Furthermore, the PRC anti-monopoly regulators have promulgated new anti-monopoly and competition laws and regulations and strengthened the enforcement under these laws and regulations. There remains uncertainties as to how the laws, regulations and guidelines recently promulgated will be implemented and whether these laws, regulations and guidelines will have a material impact on our business, financial condition, results of operations and prospects. We cannot assure you that our business operations comply with such regulations and authorities’ requirements in all respects. If any non-compliance is raised by relevant authorities and determined against us, we may be subject to fines and other penalties. See “Item 3. Key Information —  Risk Factors — Risks Related to Our Business and Industry — Any failure or perceived failure by us to comply with the anti-monopoly and competition laws and regulations in the PRC may result in governmental investigations, enforcement actions, litigation or claims against us and could have an adverse effect on business, reputation, results of operations and financial condition” in our 2021 Form 20-F.
Risks and uncertainties arising from the legal system in China, including risks and uncertainties regarding that the rules and regulations in China can change quickly with little advance notice and that the Chinese government may intervene or influence our operations at any time, could result in a material adverse change in our operations and the value of our ADSs. For more details, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Uncertainties with respect to the PRC legal system could materially and adversely affect us” in our 2021 Form 20-F.
These risks could result in a material adverse change in our operations and the value of our ADSs, significantly limit or completely hinder our ability to continue to offer securities to investors, or cause the value of such securities to significantly decline or be worthless. For a detailed description of risks related to doing business in China, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China” in our 2021 Form 20-F.
Permissions Required from the PRC Authorities for Our Operations
We conduct our business primarily through our subsidiaries and the VIEs in China. Our operations in China are governed by PRC laws and regulations. In addition to the Business License issued by the relevant department of the State Administration for Market Regulation for each of our PRC subsidiaries and the VIEs, the relevant PRC subsidiaries and the VIEs are required to obtain, and have obtained the following requisite permissions for their main operations: the Filings for Real Estate Brokerage Business, the Operating License for Value-Added Telecommunication Business, the License for Non-Financial Institution Payment Service, the Approval for Establishment of Micro Credit Company, the License for Financing Guarantee Business, the License for Insurance Brokerage Business, the Approval for Commercial Factoring Business and Filing on Commercial Franchising.

Apart from the permits and licenses above, we may be subject to additional licensing requirements for our business operation due to the uncertainties of interpretation and implementation of relevant laws and regulations and the enforcement practice by relevant government authorities. See “Item 3. Key Information —  D. Risk Factors — Risks Related to Our Business and Industry — If we fail to obtain or keep licenses, permits or approvals applicable to the various services provided by us, we may incur significant financial penalties and other government sanctions” in our 2021 Form 20-F for more details
Furthermore, in connection with our issuance of securities to foreign investors, as of the date of this prospectus, we, our PRC subsidiaries and the VIEs are not required to obtain any approval or permission from the CSRC, CAC or any other PRC governmental authorities, nor have we, our PRC subsidiaries and the VIEs received any formal inquiry, notice, warning or sanction from any PRC governmental authorities in connection with requirements of obtaining such approval or permission, under any currently effective PRC laws, regulations and regulatory rules. However, the PRC government has recently indicated an intent to exert more oversight over offerings that are conducted overseas and/or foreign investment in China-based issuers like us, and published a series of proposed rules for public comments in this regard, the enaction timetable, final content, interpretation and implementation of which remains uncertain. Therefore, there are substantial uncertainties as to how PRC governmental authorities will regulate overseas listing in general and whether we are required to complete filing or obtain any specific regulatory approvals from the CSRC, CAC or any other PRC governmental authorities for our future offshore offerings. If we had inadvertently concluded that such approvals were not required, or if applicable laws, regulations or interpretations change in a way that requires us to obtain such approval in the future, we may be unable to obtain such necessary approvals in a timely manner, or at all, and such approvals may be rescinded even if obtained. Any such circumstance could subject us to penalties, including fines, suspension of business and revocation of required licenses, significantly limit or completely hinder our ability to continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — The filing, approval or other administration requirements of the CSRC, the CAC or other PRC governmental authorities may be required in connection with our offshore offerings under PRC law” and “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — The PRC government’s oversight and discretion over our business operations could result in a material adverse change in our operations and the value of our ADSs” in our 2021 Form 20-F for more details.
The Holding Foreign Companies Accountable Act
The HFCAA, which was enacted on December 18, 2020, states that if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares or ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States. Since our auditor is located in China, a jurisdiction where the PCAOB has been unable to conduct inspections without the approval of the Chinese authorities, our auditor is not currently inspected by the PCAOB. The related risks and uncertainties could cause the value of our ADSs to significantly decline or be worthless. On April 21, 2022, we were provisionally identified by the SEC under the HFCAA as having filed audit reports issued by a registered public accounting firm that cannot be inspected or investigated completed by the PCAOB in connection with our filing of the annual report on Form 20-F for the fiscal year ended December 31, 2021. For more details, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — The PCAOB is currently unable to inspect our auditor in relation to their audit work performed for our financial statements and the inability of the PCAOB to conduct inspections over our auditor deprives our investors with the benefits of such inspections” and “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Our ADSs will be prohibited from trading in the United States under the HFCAA in 2024 if the PCAOB is unable to inspect or fully investigate auditors located in China, or in 2023 if proposed changes to the law are enacted. The delisting of our ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment” in our 2021 Form 20-F.
Cash Flows through Our Organization
KE Holdings Inc., our Cayman Islands holding company, or the Parent, transfers cash to our wholly-owned Hong Kong subsidiaries (through intermediate holding companies in the British Virgin Islands), by making capital contributions or providing loans, and our Hong Kong subsidiaries transfer cash to our PRC subsidiaries by making capital contributions or providing loans to them.
Because the Parent and its subsidiaries control the VIEs through contractual arrangements, they are not able to make direct capital contribution to the VIEs and their subsidiaries. However, they may transfer cash to the VIEs by loans or by making payment to the VIEs for inter-group transactions.
The following table sets forth the amount of the transfers for the periods presented.
	Years Ended December 31,
	2019	2020	2021
	(RMB in thousands)
Loans from parent to Cayman, BVI, and Hong Kong subsidiaries	15,719,863	38,818,154	4,581,814
Capital contributions from Hong Kong subsidiaries to PRC subsidiaries	3,226,094	538,439	300,000
Loans from Hong Kong subsidiaries to PRC subsidiaries	9,798,625	5,619,185	9,332,778
Net amounts paid / (received) by subsidiaries to / (from) VIEs*	10,936,826	(1,664,566)	240,243
Transfer of intangible asset (advertising resources) from Parent to subsidiaries	—	2,036,154	—

Note:
*
The cash flows between the subsidiaries and the VIEs included the following:

•
Cash paid by the subsidiaries to the VIEs for financial platform and other financial related services provided by the VIEs;

•
Cash paid by the subsidiaries to the VIEs for referral and other services;

•
Cash paid by the VIEs to the subsidiaries for referral and professional services; and

•
Intercompany advances from equity-owned subsidiaries to the VIEs, and repayment of intercompany advances by the VIEs.

The cash received from loans and payment for acquiring the subsidiaries were used by the VIEs for returning the onshore capital to preferred shareholders in connection with the reorganization. Other funds have been used by the VIEs for their operations.
As of December 31, 2021, the Parent had made cumulative capital contribution of RMB4,064.5 million and provided cumulative loans of RMB24,750.6 million to our PRC subsidiaries through intermediate holding companies.
The VIEs may transfer cash to the relevant WFOEs by paying service fees according to the exclusive business cooperation agreements. Pursuant to these agreements between each of the VIEs and its corresponding WFOEs, each of the VIEs agrees to pay the relevant WFOE for services related to comprehensive technical support, professional training, consulting and marketing and promotional services at an amount based on 100% of the balance of the gross consolidated profits of each VIE after offsetting the accumulated losses for the preceding financial years and deducting the working capital, expenses, taxes and other statutory contributions required for any financial year, or the amount determined by the WFOE in accordance with the terms of the agreements. Considering the future operating and cashflow needs of the VIEs, for the years ended December 31, 2019, 2020 and 2021, no service fees were charged to the VIEs by the WFOEs, and no payments were made by the VIEs under these agreements. If there is any amount payable to relevant WFOEs under the VIE agreements, the VIEs will settle the amount accordingly.
For the years ended December 31, 2019, 2020 and 2021, no dividends or distributions were made to the Parent by our subsidiaries. For the years ended December 31, 2019, 2020 and 2021, no dividends or distributions were made to U.S. investors.

For purposes of illustration, the following discussion reflects the hypothetical taxes that might be required to be paid within Mainland China, assuming that: (i) we have taxable earnings, and (ii) we determine to pay a dividend in the future:
Taxation Scenario(1) Statutory Tax and Standard Rates
Hypothetical pre-tax earnings(2)	100%
Tax on earnings at statutory rate of 25%(3)	(25)%
Net earnings available for distribution	75%
Withholding tax at standard rate of 10%(4)	(7.5)%
Net distribution to Parent/Shareholders	67.5%

Notes:
(1)
For purposes of this example, the tax calculation has been simplified. The hypothetical book pre-tax earnings amount, not considering timing differences, is assumed to equal taxable income in China.

(2)
Under the terms of VIE agreements, our PRC subsidiaries may charge the VIEs for services provided to VIEs. These fees shall be recognized as expenses of the VIEs, with a corresponding amount as service income by our PRC subsidiaries and eliminate in consolidation. For income tax purposes, our PRC subsidiaries and VIEs file income tax returns on a separate company basis. The fees paid are recognized as a tax deduction by the VIEs and as income by our PRC subsidiaries and are tax neutral.

(3)
Certain of our subsidiaries and VIEs qualifies for a 15% preferential income tax rate in China. However, such rate is subject to qualification, is temporary in nature, and may not be available in a future period when distributions are paid. For purposes of this hypothetical example, the table above reflects a maximum tax scenario under which the full statutory rate would be effective.

(4)
The PRC Enterprise Income Tax Law imposes a withholding income tax of 10% on dividends distributed by a foreign invested enterprise, or FIE, to its immediate holding company outside of China. A lower withholding income tax rate of 5% is applied if the FIE’s immediate holding company is registered in Hong Kong or other jurisdictions that have a tax treaty arrangement with China, subject to a qualification review at the time of the distribution. For purposes of this hypothetical example, the table above assumes a maximum tax scenario under which the full withholding tax would be applied.

The table above has been prepared under the assumption that all profits of the VIEs will be distributed as fees to our PRC subsidiaries under tax neutral contractual arrangements. If, in the future, the accumulated earnings of the VIEs exceed the fees paid to our PRC subsidiaries (or if the current and contemplated fee structure between the intercompany entities is determined to be non-substantive and disallowed by Chinese tax authorities), the VIEs could, as a matter of last resort, make a non-deductible transfer to our PRC subsidiaries for the amounts of the stranded cash in the VIEs. This would result in such transfer being non-deductible expenses for the VIEs but still taxable income for the PRC subsidiaries. Such a transfer and the related tax burdens would reduce our after-tax income to approximately 50.6% of the pre-tax income. Our management believes that there is only a remote possibility that this scenario would happen.
As KE Holdings Inc. is a Cayman Islands holding company with no material operations of its own, its ability to pay dividends depends upon dividends paid by our PRC subsidiaries. Our PRC subsidiaries in turn generate income from their own operations, and in addition enjoy all economic benefit and may receive service fees from the VIEs pursuant to the exclusive business cooperation agreement with the VIEs. If our existing PRC subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to distribute earnings or pay dividends to us. Under PRC law, each of our subsidiaries and the VIEs in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, each of our subsidiaries and the VIEs in China may allocate a portion of its after-tax profits based on PRC accounting standards to a surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE and declaration and payment of withholding tax. Additionally, if our PRC subsidiaries and the VIEs incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends or make other distributions to us. Our PRC subsidiaries have not paid dividends and will not be able to pay dividends until it generates accumulated profits and meets the requirements for statutory reserve funds. For more details, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies may delay us from using the proceeds of our offshore offerings to make loans or additional capital contributions to our PRC subsidiaries and to make loans to the VIEs, which could materially and adversely affect our liquidity and our ability to fund and expand our business” and “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.” Except these regulatory requirements, there are not any other statutory restrictions and limitations on our ability to distribute earnings from our PRC subsidiaries to the parent company and U.S. investors or the ability of the VIEs to settle amounts owned under the VIE agreements.
Financial Information Related to the VIEs
The following table presents the condensed consolidating schedule of balance sheet data for the Parent, our wholly owned subsidiaries that are primary beneficiary of VIEs, VIEs (inclusive of the VIEs’ subsidiaries) and other consolidated subsidiaries (“Other Subsidiaries”) as of the dates presented.
	As of December 31,
	2020
	Parent	Other Subsidiaries	Primary Beneficiary of VIEs	VIEs	Eliminations	Consolidated
	(RMB in thousands)
Cash and cash equivalents	3,261,585	30,110,015	6,515,991	1,082,388	—	40,969,979
Restricted cash	—	2,506,256	—	6,061,240	—	8,567,496
Short-term investments	3,903,368	8,697,461	2,021,740	1,065,752	—	15,688,321
Accounts receivable, net	—	13,091,436	—	92,123	—	13,183,559
Amount due from the Group companies(1)	2,618,824	33,531,667	21,620,906	2,603,884	(60,375,281)	—
Other current assets	54,882	7,208,949	160	1,865,755	—	9,129,746
Total current assets	9,838,659	95,145,784	30,158,797	12,771,142	(60,375,281)	87,539,101
Investment in subsidiaries and VIEs(2)	57,035,601	640,795	15,560,710	—	(73,237,106)	—
Long-term investment	—	3,033,573	—	106,742	—	3,140,315
Right-of-use assets	—	6,775,491	—	45,609	—	6,821,100
Intangible assets, net(3)	—	3,013,220	—	48,452	(1,419,021)	1,642,651
Other non-current assets	—	4,629,048	54	513,368	9,899	5,152,369
Total non-current assets	57,035,601	18,092,127	15,560,764	714,171	(74,646,228)	16,756,435
TOTAL ASSETS	66,874,260	113,237,911	45,719,561	13,485,313	(135,021,509)	104,295,536
Accounts payable	—	6,455,743	—	139,103	—	6,594,846
Employee compensation and welfare payable	—	10,873,344	—	358,456	—	11,231,800
Customer deposits payable	—	1,362,765	—	5,380,491	—	6,743,256
Amount due to the Group companies(1)	—	26,843,614	31,687,149	1,844,518	(60,375,281)	—
Other current liabilities	108,813	6,824,821	88,106	2,041,704	—	9,063,444
Total current liabilities	108,813	52,360,287	31,775,255	9,764,272	(60,375,281)	33,633,346
Total non-current liabilities	—	3,816,358	5,141	48,175	—	3,869,674
TOTAL LIABILITIES	108,813	56,176,645	31,780,396	9,812,447	(60,375,281)	37,503,020
TOTAL KE HOLDINGS INC. SHAREHOLDERS’ EQUITY (DEFICIT)	66,765,447	57,035,601	13,939,165	3,671,462	(74,646,228)	66,765,447
Non-controlling interests	—	25,665	—	1,404	—	27,069
TOTAL SHAREHOLDERS’ EQUITY (DEFICIT)	66,765,447	57,061,266	13,939,165	3,672,866	(74,646,228)	66,792,516
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	66,874,260	113,237,911	45,719,561	13,485,313	(135,021,509)	104,295,536

	As of December 31,
	2021
	Parent	Other Subsidiaries	Primary Beneficiary of VIEs	VIEs	Eliminations	Consolidated
	(RMB in thousands)
Cash and cash equivalents	55,235	12,254,154	5,671,331	2,465,384	—	20,446,104
Restricted cash	—	868,862	—	5,417,243	—	6,286,105
Short-term investments	81,906	26,406,831	2,589,120	324,804	—	29,402,661
Accounts receivable, net	—	9,299,766	—	25,186	—	9,324,952
Amount due from the Group companies(1)	1,997,867	39,562,161	25,522,236	2,805,071	(69,887,335)	—
Other current assets	55,320	3,152,387	640	1,258,185	—	4,466,532
Total current assets	2,190,328	91,544,161	33,783,327	12,295,873	(69,887,335)	69,926,354
Investment in subsidiaries and VIEs(2)	62,289,064	1,460,163	18,311,531	—	(82,060,758)	—
Long-term investment	2,527,253	14,149,543	—	361,375	—	17,038,171
Right-of-use assets	—	7,230,689	—	13,522	—	7,244,211
Intangible assets, net(3)	—	2,231,564	—	40,754	(1,131,045)	1,141,273
Other non-current assets	—	4,769,324	3,716	195,816	—	4,968,856
Total non-current assets	64,816,317	29,841,283	18,315,247	611,467	(83,191,803)	30,392,511
TOTAL ASSETS	67,006,645	121,385,444	52,098,574	12,907,340	(153,079,138)	100,318,865
Accounts payable	—	5,946,929	—	61,836	—	6,008,765
Employee compensation and welfare payable	—	9,429,532	—	404,715	—	9,834,247
Customer deposits payable	—	774,120	—	3,407,217	—	4,181,337
Amount due to the Group companies(1)	—	30,325,174	34,746,136	4,816,025	(69,887,335)	—
Other current liabilities	32,669	8,221,055	68,725	589,339	—	8,911,788
Total current liabilities	32,669	54,696,810	34,814,861	9,279,132	(69,887,335)	28,936,137
Total non-current liabilities	—	4,319,336	—	7,899	—	4,327,235
TOTAL LIABILITIES	32,669	59,016,146	34,814,861	9,287,031	(69,887,335)	33,263,372
TOTAL KE HOLDINGS INC. SHAREHOLDERS’ EQUITY (DEFICIT)	66,973,976	62,289,064	17,283,713	3,619,026	(83,191,803)	66,973,976
Non-controlling interests	—	80,234	—	1,283	—	81,517
TOTAL SHAREHOLDERS’ EQUITY (DEFICIT)	66,973,976	62,369,298	17,283,713	3,620,309	(83,191,803)	67,055,493
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	67,006,645	121,385,444	52,098,574	12,907,340	(153,079,138)	100,318,865

The following table presents the condensed consolidating schedule of results of operations for the VIEs and other entities for the periods presented.
	For the Year ended December 31,
	2019
	Parent	Other Subsidiaries	Primary Beneficiary of VIEs	VIEs	Eliminations	Consolidated
	(RMB in thousands)
Net revenues from third parties	—	40,819,608	—	5,195,298	—	46,014,906
Net revenues from the Group companies(4)	—	1,692,290	—	1,598,553	(3,290,843)	—
Total net revenues	—	42,511,898	—	6,793,851	(3,290,843)	46,014,906
Cost of revenues – third parties	—	(30,978,633)	—	(3,768,229)	—	(34,746,862)
Cost of revenues – Group companies	—	(1,334,922)	—	(1,934,136)	3,269,058	—
Total cost of revenues(4)	—	(32,313,555)	—	(5,702,365)	3,269,058	(34,746,862)
Gross profit	—	10,198,343	—	1,091,486	(21,785)	11,268,044
Operating expenses(3)(4)	(584,948)	(10,705,665)	(519)	(1,676,094)	(86,358)	(13,053,584)
Others	(10,404)	271,007	(91,697)	340,870	—	509,776
Share of income (loss) of subsidiaries and VIEs(2)	(1,588,194)	(279,938)	1,765,106	—	103,026	—
Income (loss) before income tax benefit (expense)	(2,183,546)	(516,253)	1,672,890	(243,738)	(5,117)	(1,275,764)
Income tax benefit (expense)	—	(960,563)	—	56,200	—	(904,363)
Net income (loss)	(2,183,546)	(1,476,816)	1,672,890	(187,538)	(5,117)	(2,180,127)
Net loss (income) attributable to non-controlling interests shareholders	—	(3,235)	—	(184)	—	(3,419)
Net income (loss) attributable to KE Holdings Inc.	(2,183,546)	(1,480,051)	1,672,890	(187,722)	(5,117)	(2,183,546)
	For the Year ended December 31,
	2020
	Parent	Other Subsidiaries	Primary Beneficiary of VIEs	VIEs	Eliminations	Consolidated
	(RMB in thousands)
Net revenues from third parties	—	69,460,679	—	1,020,299	—	70,480,978
Net revenues from the Group companies(4)	—	237,173	—	187,299	(424,472)	—
Total net revenues	—	69,697,852	—	1,207,598	(424,472)	70,480,978
Cost of revenues – third parties	—	(53,339,682)	—	(281,439)	—	(53,621,121)
Cost of revenues – Group companies(4)	—	(191,365)	—	(209,074)	400,439	—
Total cost of revenues	—	(53,531,047)	—	(490,513)	400,439	(53,621,121)
Gross profit	—	16,166,805	—	717,085	(24,033)	16,859,857
Operating expenses(3)(4)	(203,686)	(13,740,554)	(646)	(378,111)	304,949	(14,018,048)
Others	161,577	960,121	108,187	315,425	—	1,545,310
Income from the Group companies(3)	756,812	—	—	—	(756,812)	—
Share of income (loss) of subsidiaries and VIEs(2)	2,062,889	630,796	3,808,583	—	(6,502,268)	—
Income (loss) before income tax benefit (expense)	2,777,592	4,017,168	3,916,124	654,399	(6,978,164)	4,387,119
Income tax benefit (expense)	—	(1,477,635)	(90,985)	(40,176)	—	(1,608,796)
Net income (loss)	2,777,592	2,539,533	3,825,139	614,223	(6,978,164)	2,778,323
Net loss (income) attributable to non-controlling interests shareholders	—	(748)	—	17	—	(731)
Net income (loss) attributable to KE Holdings Inc.	2,777,592	2,538,785	3,825,139	614,240	(6,978,164)	2,777,592

	For the Year ended December 31,
	2021
	Parent	Other Subsidiaries	Primary Beneficiary of VIEs	VIEs	Eliminations	Consolidated
	(RMB in thousands)
Net revenues from third parties	—	79,805,556	—	946,883	—	80,752,439
Net revenues from the Group companies(4)	—	399,217	—	184,717	(583,934)	—
Total net revenues	—	80,204,773	—	1,131,600	(583,934)	80,752,439
Cost of revenues – third parties	—	(64,503,389)	—	(429,635)	—	(64,933,024)
Cost of revenues – Group companies(4)	—	(16,547)	—	(189,293)	205,840	—
Total cost of revenues	—	(64,519,936)	—	(618,928)	205,840	(64,933,024)
Gross profit	—	15,684,837	—	512,672	(378,094)	15,819,415
Operating expenses(3)(4)	(92,393)	(17,101,568)	(3)	(643,533)	663,218	(17,174,279)
Others	316,844	1,865,693	168,328	117,122	27,603	2,495,590
Share of income (loss) of subsidiaries and VIEs(2)	(748,580)	46,768	995,792	—	(293,980)	—
Income (loss) before income tax benefit (expense)	(524,129)	495,730	1,164,117	(13,739)	18,747	1,140,726
Income tax benefit (expense)	—	(1,557,553)	(69,121)	(38,818)	—	(1,665,492)
Net income (loss)	(524,129)	(1,061,823)	1,094,996	(52,557)	18,747	(524,766)
Net loss (income) attributable to non-controlling interests shareholders	—	516	—	121	—	637
Net income (loss) attributable to KE Holdings Inc.	(524,129)	(1,061,307)	1,094,996	(52,436)	18,747	(524,129)
Beijing Lianjia, one of the VIEs, and its subsidiaries used to be the operating entities of our existing home transaction and new home transaction services and certain other home-related emerging and other services before the completion of our reorganization, which started from November 2018 and was completed in July 2019. Through a series of restructuring transactions, most of such subsidiaries of Beijing Lianjia, as well as all of the operating branches of Beijing Lianjia, have become wholly-owned by the applicable WFOEs and our other PRC subsidiaries. Since July 2019, consequently, our PRC subsidiaries have replaced Beijing Lianjia to be the providers of such existing home transaction and new home transaction services and certain home-related emerging and other services. The decrease in revenues contributed by the VIEs, excluding inter-group transactions, from 11.6% in 2019 to 1.4% in 2020 and 1.2% in 2021 is primarily attributable to the reorganization.

The following table presents condensed consolidating schedule of cash flow data for the VIEs and other entities for the years ended presented.
	For the Year ended December 31
	2019
	Parent	Other Subsidiaries	Primary Beneficiary of VIEs	VIEs	Eliminations	Consolidated
	(RMB in thousands)
Cash flows from operating activities:
Operating cash flow from third parties	9,224	4,407,819	(69,396)	(4,235,021)	—	112,626
Operating cash flow from the Group companies(4)	—	(10,936,826)	—	10,936,826	—	—
Net cash provided by (used in) operating activities	9,224	(6,529,007)	(69,396)	6,701,805	—	112,626
Cash flows from investing activities:
Purchases of short-term investments	—	(708,760)	—	(9,642,825)	—	(10,351,585)
Maturities of short-term investments	—	787,325	—	10,349,057	—	11,136,382
Cash paid for business combination, net of cash acquired	—	(772,783)	—	—	—	(772,783)
Purchases of property, equipment and intangible assets	—	(691,187)	—	(11,821)	—	(703,008)
Investments in and loans to subsidiaries and VIEs(2)	(15,719,863)	(8,749,538)	(5,471,195)	—	29,940,596	—
Loans to related parties	—	(584,576)	—	—	—	(584,576)
Repayments of loans from related parties	—	580,000	—	95,792	—	675,792
Financing receivables originated	—	—	—	(16,178,638)	—	(16,178,638)
Collections of financing receivables principal	—	—	—	14,792,984	—	14,792,984
Purchases of long-term investments	—	(1,727,252)	—	(190,608)	—	(1,917,860)
Other investing activities	—	(63,568)	6,013	87,125	—	29,570
Net cash provided by (used in) investing activities	(15,719,863)	(11,930,339)	(5,465,182)	(698,934)	29,940,596	(3,873,722)
Cash flows from financing activities:
Proceeds from issues of convertible redeemable preferred shares	15,844,058	—	—	—	—	15,844,058
Proceeds and loans from Parent and other Group companies(2)	—	21,191,058	8,749,538	—	(29,940,596)	—
Proceeds from short-term borrowings	1,532,545	—	—	1,800,798	—	3,333,343
Repayments of short-term borrowings	(1,532,545)	—	—	(1,290,798)	—	(2,823,343)
Proceeds from funding debts	—	—	—	3,950,227	—	3,950,227
Repayments of funding debts	—	—	—	(2,582,213)	—	(2,582,213)
Proceeds from long-term borrowings	—	4,880,423	—	—	—	4,880,423
Reinjection of capital from preferred shareholders in connection with the Reorganization	9,892,606	—	—	—	—	9,892,606
Repatriation of capital to preferred shareholders to facilitate the Reorganization	—	—	—	(6,931,136)	—	(6,931,136)
Repurchases of preferred shares	—	—	—	(2,414,607)	—	(2,414,607)
Other financing activities	27,125	(175,744)	—	25,657	—	(122,962)
Net cash provided by (used in) financing activities	25,763,789	25,895,737	8,749,538	(7,442,072)	(29,940,596)	23,026,396
Effect of exchange rate change on cash, cash equivalents and restricted cash	(43,253)	(32,527)	(19,142)	—	—	(94,922)
Net increase (decrease) in cash, cash equivalents and restricted cash	10,009,897	7,403,864	3,195,818	(1,439,201)	—	19,170,378
Cash, cash equivalents and restricted cash at the beginning of the year	2,515,377	1,243,027	68,632	8,933,162	—	12,760,198
Cash, cash equivalents and restricted cash at the end of the year	12,525,274	8,646,891	3,264,450	7,493,961	—	31,930,576

	For the Year ended December 31
	2020
	Parent	Other Subsidiaries	Primary Beneficiary of VIEs	VIEs	Eliminations	Consolidated
	(RMB in thousands)
Cash flows from operating activities:
Operating cash flow from third parties	(72,175)	9,907,895	53,998	(527,769)	—	9,361,949
Operating cash flow from the Group companies(4)	—	1,664,566	—	(1,664,566)	—	—
Net cash provided by (used in) operating activities	(72,175)	11,572,461	53,998	(2,192,335)	—	9,361,949
Cash flows from investing activities:
Purchases of short-term investments	(13,152,338)	(28,487,954)	(3,500,000)	(7,825,781)	—	(52,966,073)
Maturities of short-term investments	9,295,994	20,670,203	1,512,368	8,289,079	—	39,767,644
Cash paid for business combination, net of cash acquired	—	(10,800)	—	—	—	(10,800)
Purchases of property, equipment and intangible assets	—	(887,002)	—	—	—	(887,002)
Investments in and loans to subsidiaries and VIEs(2)	(38,818,154)	10,975,112	16,148,167	—	11,694,875	—
Loans to related parties	—	(29,953)	—	—	—	(29,953)
Repayments of loans from related parties	—	2,151	—	1,909,500	—	1,911,651
Financing receivables originated	—	(3,625,817)	—	(33,551,045)	—	(37,176,862)
Collections of financing receivables principal	—	612,361	—	34,772,082	—	35,384,443
Purchases of long-term investments	—	(996,123)	—	—	—	(996,123)
Other investing activities	—	195,361	10,082	(179,986)	—	25,457
Net cash provided by (used in) investing activities	(42,674,498)	(1,582,461)	14,170,617	3,413,849	11,694,875	(14,977,618)
Cash flows from financing activities:
Cash transferred from subsidiaries to parent company for Reorganization	2,351,587	(2,351,587)	—	—	—	—
Proceeds and loans from Parent and other Group companies(2)	—	22,669,987	(10,975,112)	—	(11,694,875)	—
Ordinary shares issued upon IPO, net of issuance costs	16,345,822	—	—	—	—	16,345,822
Ordinary shares issued upon follow-on public offering, net of issuance costs	15,284,283	—	—	—	—	15,284,283
Proceeds from short-term borrowings	—	—	—	250,000	—	250,000
Repayments of short-term borrowings	—	—	—	(970,000)	—	(970,000)
Proceeds from funding debts	—	—	—	3,260,988	—	3,260,988
Repayments of funding debts	—	—	—	(4,032,701)	—	(4,032,701)
Proceeds from long-term borrowings	—	42,040	—	—	—	42,040
Repayments of long-term borrowings	—	(4,528,725)	—	—	—	(4,528,725)
Other financing activities	169,915	(335,237)	—	(80,135)	—	(245,457)
Net cash provided by (used in) financing activities	34,151,607	15,496,478	(10,975,112)	(1,571,848)	(11,694,875)	25,406,250
Effect of exchange rate change on cash, cash equivalents and restricted cash	(668,623)	(1,517,097)	2,038	—	—	(2,183,682)
Net increase (decrease) in cash, cash equivalents and restricted cash	(9,263,689)	23,969,381	3,251,541	(350,334)	—	17,606,899
Cash, cash equivalents and restricted cash at the beginning of the year	12,525,274	8,646,891	3,264,450	7,493,961	—	31,930,576
Cash, cash equivalents and restricted cash at the end of the year	3,261,585	32,616,272	6,515,991	7,143,627	—	49,537,475

	For the Year ended December 31
	2021
	Parent	Other Subsidiaries	Primary Beneficiary of VIEs	VIEs	Eliminations	Consolidated
	(RMB in thousands)
Cash flows from operating activities:
Operating cash flow from third parties	(10,302)	5,554,526	2,961	(1,952,063)	—	3,595,122
Operating cash flow from the Group companies(4)	—	(347,163)	—	347,163	—	—
Net cash provided by (used in) operating activities	(10,302)	5,207,363	2,961	(1,604,900)	—	3,595,122
Cash flows from investing activities:
Purchases of short-term investments	(4,756,634)	(35,872,756)	(2,450,000)	(4,775,300)	—	(47,854,690)
Maturities of short-term investments	8,682,468	21,774,553	1,970,470	5,551,500	—	37,978,991
Cash paid for business combination, net of cash acquired	—	(21,842)	—	—	—	(21,842)
Purchases of property, equipment and intangible assets	—	(1,419,401)	—	(10,576)	—	(1,429,977)
Investments in and loans to subsidiaries and VIEs(2)	(4,581,814)	1,112,757	765,526	—	2,703,531	—
Loans to related parties	—	(28,100)	—	—	—	(28,100)
Repayments of loans from related parties	—	21,690	—	—	—	21,690
Financing receivables originated	—	(70,478)	—	(32,895,707)	—	(32,966,185)
Collections of financing receivables principal	—	109,238	—	36,169,780	—	36,279,018
Purchases of long-term investments	(3,243,210)	(14,640,921)	—	(255,369)	—	(18,139,500)
Other investing activities	715,957	595,711	(34,948)	(199)	—	1,276,521
Net cash provided by (used in) investing activities	(3,183,233)	(28,439,549)	251,048	3,784,129	2,703,531	(24,884,074)
Cash flows from financing activities:
Proceeds and loans from Parent and other Group companies(2)	—	3,923,208	(1,112,757)	(106,920)	(2,703,531)	—
Proceeds from short-term borrowings	—	260,000	—	—	—	260,000
Proceeds from funding debts	—	—	—	507,543	—	507,543
Repayments of funding debts	—	—	—	(1,840,853)	—	(1,840,853)
Other financing activities	7	(870)	—	—	—	(863)
Net cash provided by (used in) financing activities	7	4,182,338	(1,112,757)	(1,440,230)	(2,703,531)	(1,074,173)
Effect of exchange rate change on cash, cash equivalents and restricted cash	(12,822)	(443,407)	14,088	—	—	(442,141)
Net increase (decrease) in cash, cash equivalents and restricted cash	(3,206,350)	(19,493,255)	(844,660)	738,999	—	(22,805,266)
Cash, cash equivalents and restricted cash at the beginning of the year	3,261,585	32,616,271	6,515,991	7,143,628	—	49,537,475
Cash, cash equivalents and restricted cash at the end of the year	55,235	13,123,016	5,671,331	7,882,627	—	26,732,209

Notes:
(1)
Represents the intercompany balances among Parent, the Primary Beneficiary of VIEs, Other Subsidiaries, and VIEs, and the elimination among them.

(2)
Represents the investment in and loans to the Primary Beneficiary of VIEs and Other Subsidiaries by the Parent, and intercompany loans among the Primary Beneficiary of VIEs, Other Subsidiaries, and VIEs, and the elimination among them, and share of income (loss) of subsidiaries and VIEs under the equity method of accounting. The Parent transfers cash to its wholly-owned Hong Kong subsidiaries by making capital contributions or providing loans, and the Hong Kong subsidiaries transfer cash to the Primary Beneficiary of VIEs and other PRC subsidiaries by making capital contributions or providing loans to them. The Primary Beneficiary of VIEs also have intercompany loans with Other Subsidiaries and certain VIEs as part of our cash management program.

(3)
Represents the intercompany transfer of intangible asset (advertising resources) from Parent to subsidiaries in 2020, transfer of a trademark from VIE to subsidiaries in 2018, the adjustment of amortization in relation to these intangible assets, and the elimination of gain recognized in this transaction.

(4)
Represents intercompany sales of services eliminated at the consolidation level, including payment platform, referral and other services provided by VIEs to Other Subsidiaries, and technical support services provided by Other Subsidiaries to VIEs.

Set forth below is the table showing the movement of investment in subsidiaries and VIEs in the Parent’s financial statements as of and for the years ended December 31, 2019, 2020 and 2021.
Investment in subsidiaries and VIEs (RMB in thousands)
January 1, 2019	9,587,416
Share of loss of subsidiaries and VIEs	(1,588,194)
Share-based compensation costs incurred on behalf of subsidiaries and VIEs	2,892,352
Capital repatriation in connection with the Reorganization	(9,892,606)
Capital injection to subsidiaries	15,651,227
Payments made by subsidiaries on behalf of the Company	(76,836)
Share of other changes in the capital accounts of subsidiaries and VIEs	36,509
Foreign currency translation	21,009
December 31, 2019	16,630,877
Share of income of subsidiaries and VIEs	2,062,889
Share-based compensation costs incurred on behalf of subsidiaries and VIEs	2,252,589
Capital repatriation in connection with the Reorganization	(2,351,587)
Capital injection to subsidiaries	38,867,338
Ordinary shares issued to fund a subsidiary’s acquisition	605,395
Share of other changes in the capital accounts of subsidiaries and VIEs	(51,228)
Foreign currency translation	(980,672)
December 31, 2020	57,035,601
Share of loss of subsidiaries and VIEs	(748,580)
Share-based compensation costs incurred on behalf of subsidiaries and VIEs	1,537,995
Capital injection to subsidiaries	4,581,814
Foreign currency translation	(117,766)
December 31, 2021	62,289,064
Summary of Risk Factors
Investing in our ADSs or Class A ordinary shares involves risks. You should carefully consider all of the information in this prospectus before making an investment in our ADSs or Class A ordinary shares. Below please find a summary of the principal risks we face, organized under relevant headings. You should carefully consider the matters discussed under “Item 3. Key Information — D. Risk factors” in our 2021 Form 20-F, “Risk Factors” in Exhibit 99.1 to the Super 6-K, as well as other documents incorporated by reference in to this prospectus.
Risks Related to Our Business and Industry
•
Our business is susceptible to fluctuations in China’s general economic conditions and housing related industry.

•
Our business is subject to government regulations and policies guiding China’s economy in general and, specifically, on existing and new home transactions.

•
If we are unable to continue to provide satisfactory experience to housing customers, our business and reputation may be materially and adversely affected.

•
We may not succeed in continuing to maintain, protect and strengthen our brands, and any negative publicity about us, our business, our management, our business partners or the housing related industry in general may materially and adversely affect our reputation, business, results of operations and growth.

•
If our platform is unable to continue to offer comprehensive authentic property listings, our business, financial condition and results of operations could be materially and adversely affected.

•
We have a limited operating history under our platform business model, and our historical growth and performance may not be indicative of our future growth and financial results.

•
Any failure or perceived failure by us to comply with the anti-monopoly and competition laws and regulations in the PRC may result in governmental investigations, enforcement actions, litigation or claims against us and could have an adverse effect on business, reputation, results of operations and financial condition.

•
Our business generates and processes a large amount of data and is subject to various evolving PRC laws and regulations regarding cybersecurity and data privacy. Failure of cybersecurity and data privacy concerns could subject us to significant reputational, financial, legal and operational consequences, and deter current and potential customers from using our services.

•
Our business has been and may continue to be adversely affected by the outbreak of COVID-19.

•
We have incurred net losses in the past, and we may not be able to remain profitable or increase profitability in the future.

Risks Related to Our Corporate Structure
•
KE Holdings Inc. is not an operating company in China but a Cayman Islands holding company with no material operations of its own and no equity ownership in the VIEs. We conduct our operations primarily through (i) our PRC subsidiaries and (ii) the VIEs, with which we maintain contractual agreements. Investors in our ADSs thus are not purchasing equity interest in the VIEs in China but instead are purchasing equity interest in KE Holdings Inc., a Cayman Islands holding company. If the PRC government finds that the agreements that establish the structure for operating our business do not comply with PRC laws and regulations, or if these regulations or their interpretations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations. Our holding company in the Cayman Islands, the VIEs and investors of our company face uncertainty about potential future actions by the PRC government that could affect the enforceability of the contractual arrangements with the VIEs and, consequently, significantly affect the financial performance of the VIEs and our company as a group.

•
We rely on contractual arrangements with the VIEs and their shareholders to exercise control over a portion of our business, which may not be as effective as direct ownership in providing operational control.

•
Any failure by the VIEs or their shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on part of our business.

Risks Related to Doing Business in China
•
Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

•
Uncertainties with respect to the PRC legal system could materially and adversely affect us.

•
The PRC government’s oversight and discretion over our business operations could result in a material adverse change in our operations and the value of our ADSs.

•
The filing, approval or other administration requirements of the CSRC, the CAC or other PRC governmental authorities may be required in connection with our offshore offerings under PRC law.

•
The PCAOB is currently unable to inspect our auditor in relation to their audit work performed for our financial statements and the inability of the PCAOB to conduct inspections over our auditor deprives our investors with the benefits of such inspections.

•
Our ADSs will be prohibited from trading in the United States under the HFCAA in 2024 if the PCAOB is unable to inspect or fully investigate auditors located in China, or in 2023 if proposed changes to the law are enacted. The delisting of our ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment.

Risks Related to Our ADSs
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The trading price of our Class A ordinary shares and ADSs may be volatile, which could result in substantial losses to investors.

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Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

RISK FACTORS
Investing in our securities involves risk. Before you decide to buy our securities, you should carefully consider the risks described in our most recent annual report on Form 20-F, which is incorporated herein by reference, as well as the risks that are described in the applicable prospectus supplement and in other documents incorporated by reference into this prospectus. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and you may lose all or part of your investment.
Please see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into this prospectus by reference.

USE OF PROCEEDS
Except as may be described otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities we offer for general corporate purposes.

DESCRIPTION OF SHARE CAPITAL
We are a Cayman Islands exempted company and our affairs are governed by our memorandum and articles of association, as amended from time to time, the Companies Act (As Revised) of the Cayman Islands, which we refer to as the Companies Act below, and the common law of the Cayman Islands.
As of the date of this prospectus, our authorized share capital is US$500,000 divided into 25,000,000,000 shares comprising (i) 23,614,698,720 Class A ordinary shares of a par value of US$0.00002 each, (ii) 885,301,280 Class B ordinary shares of a par value of US$0.00002 each, and (iii) 500,000,000 shares of a par value of US$0.00002 each, of such class or classes (however designated) as our board of directors may determine in accordance with our fifth amended and restated memorandum and articles of association.
The following are summaries of material provisions of our fifth amended and restated memorandum and articles of association and of the Companies Act, insofar as they relate to the material terms of our ordinary shares.
Ordinary Shares
Objects of Our Company.   Under our fifth amended and restated memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the Cayman Islands law.
General.   Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of our Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. Our ordinary shares are issued in registered form and are issued when registered in our register of members (shareholders). We may not issue shares to bearer. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.
Conversion.   Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares by a holder thereof to any person or entity that is not Co-Founder or Co-Founder Affiliate as defined in our fifth amended and restated memorandum and articles of association, such Class B ordinary shares shall be automatically and immediately converted into an equal number of Class A ordinary shares.
Dividends.   The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors or declared by our shareholders by ordinary resolution (provided that no dividend may be declared by our shareholders which exceeds the amount recommended by our directors). Our fifth amended and restated memorandum and articles of association provide that dividends may be declared and paid out of the funds of our company lawfully available therefor. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.
Voting Rights.   Holders of Class A ordinary shares and Class B ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any general meeting of the Company. Each Class A ordinary share shall be entitled to one vote on all matters subject to the vote at general meetings of our company, and each Class B ordinary share shall be entitled to ten votes on all matters subject to the vote at general meetings of our company. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one shareholder present in person or by proxy.
An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the outstanding ordinary shares cast at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our fifth amended and restated memorandum and articles of association. Our fifth amended and restated memorandum and articles of association provide that in respect of any resolution relating to a Special Partnership Matter, or which in any way affects a Special Partnership Matter, including any amendment to any provision of our memorandum or articles of association which relates to a Special Partnership Matter, must be approved as a special resolution, and that for these purposes a special resolution requires the affirmative vote of no less than 95% of votes cast by our shareholders at a general meeting. A “Special Partnership Matter” includes, for so long as the Partnership Condition is satisfied, (i) the rights of Baihui Partner L.P. to appoint our Executive Directors and to nominate and recommend the chief executive officer of our company and (ii) the procedures regarding the election, appointment and removal of directors or size of our board of directors. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Act and our memorandum and articles of association. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.
General Meetings of Shareholders.   As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our fifth amended and restated memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.
Shareholders’ general meetings may be convened by a majority of our board of directors. Advance notice of at least ten calendar days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of at least one shareholder present in person or by proxy or by electronic or virtual means, holding shares which carry not less than one-half of all votes attaching to all issued and outstanding shares of our company entitled to vote at such general meeting.
The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our fifth amended and restated memorandum and articles of association provide that upon the requisition of any one or more of our shareholders who together hold shares which carry in aggregate not less than one-third of all votes attaching to all issued and outstanding shares of our company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our fifth amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.
Transfer of Ordinary Shares.   Subject to the restrictions set out in our fifth amended and restated memorandum and articles of association as set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.
Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:
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the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

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the instrument of transfer is in respect of only one class of ordinary shares;

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the instrument of transfer is properly stamped, if required;

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in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four;

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the shares are free from any lien in favor of the Company; and

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a fee of such maximum sum as the New York Stock Exchange may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.
The registration of transfers may, after compliance with any notice required of the New York Stock Exchange, be suspended and our register of members (shareholders) closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register of members closed for more than 30 days in any year as our board may determine.
Liquidation.   On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.
Calls on Shares and Forfeiture of Shares.   Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.
Redemption, Repurchase and Surrender of Shares.   We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors or by a special resolution of our shareholders. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Act, the redemption or repurchase of any share may be paid out of our Company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.
Variation of Rights of Shares.   Whenever the capital of our company is divided into different classes, the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a resolution passed at a separate meeting of the holders of the shares of that class by the holders of two-thirds of the issued shares of that class. The rights attached to, or otherwise conferred upon the holders of the shares of, any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially adversely varied by the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by our company. The rights attached to or otherwise conferred upon the holders of the shares of any class shall not be deemed to be materially adversely varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.
Issuance of Additional Shares.   Our fifth amended and restated memorandum and articles of association authorize our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares, without the need for any approval or consent from our shareholders.
Our fifth amended and restated memorandum and articles of association also authorize our board of directors, without the need for any approval or consent from our shareholders, to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

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the designation of the series;

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the number of shares of the series;

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the dividend rights, dividend rates, conversion rights, voting rights; and

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the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without the need for any approval or consent from, or other action by, our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.
Inspection of Books and Records.   Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements.
Anti-Takeover Provisions.   Some provisions of our fifth amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:
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authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

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limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our fifth amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.
Exempted Company.   We are an exempted company with limited liability incorporated under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:
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does not have to file an annual return of its shareholders with the Registrar of Companies;

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is not required to open its register of members for inspection;

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does not have to hold an annual general meeting;

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may issue negotiable or bearer shares or shares with no par value;

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may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

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may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

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may register as a limited duration company; and

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may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).
Differences in Corporate Law
The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments, and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.
Mergers and Similar Arrangements.   The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (i) a special resolution of the shareholders of each constituent company, and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the surviving or consolidated company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.
A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least 90% of the votes at a general meeting of the subsidiary.
The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.
Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided that the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.
Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:
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the statutory provisions as to the required majority vote have been met;

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the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

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the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

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the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.
If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedure, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
Shareholders’ Suits.   In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) that a non-controlling shareholder may be permitted to commence a class action against, or derivative actions in the name of, our company to challenge actions where:
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a company acts or proposes to act illegally or ultra vires;

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the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

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those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability.   Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our fifth amended and restated memorandum and articles of association provide that we shall indemnify our directors and officers, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.
In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our fifth amended and restated memorandum and articles of association.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Directors’ Fiduciary Duties.   Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage.

This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.
As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved toward an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.
Shareholder Action by Written Consent.   Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our fifth amended and restated memorandum and articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.
Shareholder Proposals.   Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided that it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.
The Companies Act provide shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our fifth amended and restated memorandum and articles of association allow our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to the outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our fifth amended and restated memorandum and articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.
Cumulative Voting.   Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our fifth amended and restated memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.
Removal of Directors.   Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our fifth amended and restated memorandum and articles of association, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of our shareholders. A director will hold office until the expiration of his or her term or his or her successor has been elected and qualified, or until his or her office is otherwise vacated. In addition, a director will cease to be a director if he (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind.; (iii) resigns his office by notice in writing; (iv) without special leave of absence from our board, is absent from meetings of our board for four consecutive meetings and our board resolves that his office be vacated; or (v) is removed from office pursuant to any other provision of our articles of association.
Transactions with Interested Shareholders.   The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.
Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.
Dissolution; Winding up.   Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.
Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our fifth amended and restated memorandum and articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.
Variation of Rights of Shares.   Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our fifth amended and restated memorandum and articles of association, whenever the capital of our company is divided into different classes, the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a resolution passed at a separate meeting of the holders of the shares of that class by the holders of two-thirds of the issued shares of that class. The rights conferred upon the holders of the shares of any class issued will not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment, or issue of further shares ranking pari passu with such existing class of shares or subsequent to them or the redemption or purchase of any shares of any class by our company. The rights attached to or otherwise conferred upon the holders of the shares of any class shall not be deemed to be materially adversely varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

Amendment of Governing Documents.   Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our fifth amended and restated memorandum and articles of association may only be amended with a special resolution of our shareholders.
Rights of Non-resident or Foreign Shareholders.   There are no limitations imposed by our fifth amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our fifth amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.
History of Securities Issuances
The following is a summary of our securities issuances in the past three years:
Ordinary Shares
On November 29, 2019, we issued 95,193,795 Class A ordinary shares to GainWell Investment Corp. for our executive officers who exercised their vested stock options.
In April 2020, we issued (i) 509,915 Class A ordinary shares to Shimeng Limited for an aggregate consideration of US$2,325,213; (ii) 11,252,055 Class A ordinary shares to Shengpu Limited for an aggregate consideration of $51,309,379; (iii) 10,553,165 Class A ordinary shares to Minggui Limited for an aggregate consideration of $48,122,440; (iv) 187,175 Class A ordinary shares to Fu Rui Business Management (BVI) Limited for an aggregate consideration of $711,258; and (v) 149,740 Class A ordinary shares to Yuan Sheng Business Management (BVI) Limited for an aggregate consideration of $569,006.
On July 20, 2020, we issued 60,852,775 Class A ordinary shares to Shing Lee International Limited for our employees who exercised their vested stock options.
In August 2020, we issued and sold a total of 365,700,000 Class A ordinary shares represented by ADSs at a public offering price of US$20.00 per ADS, in connection with our initial public offering and the underwriters’ full exercise of their option to purchase additional ADSs.
In November 2020, we issued and sold a total of 122,130,000 Class A ordinary shares represented by ADSs at a public offering price of US$58.00 per ADS, in connection with our public offering and the underwriters’ full exercise of their option to purchase additional ADSs.
In April 2022, we issued 44,315,854 Class A ordinary shares as part of the consideration for our acquisition of Shengdu.
Preferred Shares
In April 2019, we issued (i) an aggregate of 1,296,055 Series D preferred shares to Villa Shell I Limited for an aggregate consideration of US$4,925,000; (ii) an aggregate of 7,894,735 Series D preferred shares to Redview Capital Investment I Limited for an aggregate consideration of US$30,000,000; and (iii) an aggregate of 13,157,895 Series D preferred shares to CGVC Company Limited for an aggregate consideration of US$50,000,000.
In May 2019, we issued an aggregate of 2,326,445 Series C preferred shares to Trinity Investment Holdings Ltd. for an aggregate consideration of RMB50,000,000.
In August 2019, we issued (i) an aggregate of 4,210,525 Series D preferred shares to Star Cavity Limited for an aggregate consideration of US$15,999,995 and (ii) an aggregate of 8,947,370 Series D preferred shares to PA Golden Shell Limited Partnership for an aggregate consideration of US$34,000,006.
In October 2019, we issued an aggregate of 139,586,795 Series C preferred shares to Golden Shell (BVI) Company Limited for an aggregate consideration of RMB3,000,000,000.

In November 2019, we issued an aggregate of 105,263,160 Series D preferred shares to SVF II Shell Subco (Singapore) Pte. Ltd. for an aggregate consideration of US$400,000,008.
In November 2019, we issued (i) an aggregate of 208,333,335 Series D+ preferred shares to SVF II Shell Subco (Singapore) Pte. Ltd. for an aggregate consideration of US$950,000,007.6; (ii) an aggregate of 25,011,695 Series D+ preferred shares to Tencent Mobility Limited for an aggregate consideration of US$114,053,329.20; (iii) an aggregate of 11,337,500 Series D+ preferred shares to Parallel Stellar Investment Limited for an aggregate consideration of US$51,699,000.00; (iv) an aggregate of 22,216,645 Series D+ preferred shares to HH PDII Holdings Limited for an aggregate consideration of US$101,307,901.20; (v) an aggregate of 32,894,735 Series D+ preferred shares to SC GGF III Holdco, Ltd. for an aggregate consideration of US$149,999,991.60; and (vi) an aggregate of 11,085,245 Series D+ preferred shares to SCC Growth V Holdco P, Ltd. for an aggregate consideration of US$50,548,717.20.
Immediately prior to the completion of our initial public offering on August 17, 2020, all preferred shares that were issued and outstanding at the time were converted into our Class A ordinary shares on a one-for-one basis.
Grant of Options, Restricted Share Units and Restricted Shares
We have granted options to purchase our Class A ordinary shares, restricted share units and restricted shares under our share incentive plans to certain of our directors, executive officers and employees. See “Item 6. Directors, Senior Management and Employees — B. Compensation of Directors and Executive Officers — Share Incentive Plans” in our 2021 Form 20-F, which is incorporated in this prospectus by reference.
Investor Rights Agreement
We entered into our second amended and restated investor rights agreement on November 29, 2019 with our shareholders, which consist of holders of ordinary shares and preferred shares. The amended and restated investor rights agreement provides for certain shareholders’ rights, including right of first refusal, co-sale rights, and preemptive rights, and contains provisions governing our board of directors and other corporate governance matters. The special rights other than registration rights, as well as the corporate governance provisions, automatically terminated upon the completion of our initial public offering.
Registration Rights
Pursuant to our second amended and restated investor rights agreement dated November 29, 2019, we have granted certain registration rights to our shareholders. Set forth below is a description of the registration rights granted under the agreement.
Demand Registration Rights.   At any time following 180 days after November 18, 2020, the effective date of our follow-on public offering, shareholders holding at least five percent of the then outstanding shares could submit a request that we effect the registration of the registrable securities under the Securities Act where the anticipated gross proceeds would be at least US$200 million. Upon such a request, we shall promptly give notice of such requested registration to the other shareholders and thereupon shall use reasonable best efforts to effect, as expeditiously as possible, the registration under the Securities Act of (i) all registrable securities for which the requesting shareholders has requested registration and (ii) other registrable securities of the same class as those requested to be registered by the requesting shareholder that any shareholders with rights to request registration have requested us to register by request received by us within five business days after such shareholders receive our notice of the demand registration.
Piggyback Registration Rights.   If, at any time following our initial public offering, we propose to file a registration statement for a public offering of our securities (except registration statement field in relation to demand registration, Form F-3 registration, Form S-3 registration or to any employee benefit plan or a corporate reorganization), we shall give each holder written notice of such registration at least 10 business days prior to filing of such registration statement and, upon the written request of any holder given within 5 business days after the receipt of such notice, we shall use reasonable best efforts to effect the registration under the Securities Act of all registrable securities that have been so requested to register by all such shareholders, to the extent requisite to permit the disposition of the registrable securities so to be registered. We shall pay all registration expenses in connection with each of such piggyback registration.
Form F-3 Registration Rights.   After the closing of our initial public offering, we shall use best efforts to qualify for registration on Form F-3. At any time following the consummation of an initial public offering and when we are eligible to use a Form F-3 registration statement, shareholders may request us in writing to file an unlimited number of registration statements on Form F-3 for a public offering of registrable securities for which we are entitled to use Form F-3 or a comparable form to register the requested registrable securities.
Expenses of Registration.   We will bear all registration expenses, other than underwriting discounts and selling commissions incurred in connection with any demand (subject to certain exceptions), piggyback or F-3 registration.
Termination of Registration Rights.   Our shareholders’ registration rights will terminate (i) if we complete a liquidation, (ii) all such registrable securities proposed to be sold by a shareholder may then be sold under Rule 144 promulgated under the Securities Act, or (iii) after five years of the completion of our initial public offering.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
American Depositary Shares
The Bank of New York Mellon, as depositary, registers and delivers American Depositary Shares, also referred to as ADSs. Each ADS represents three Class A ordinary shares (or a right to receive three Class A ordinary shares) deposited with The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary in Hong Kong. Each ADS will also represent any other securities, cash or other property that may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.
You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.
Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.
As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.
The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR.
Dividends and Other Distributions
How will you receive dividends and other distributions on the shares?
The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.
Cash.   The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.
Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Taxation.” The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.
Shares.   The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.
Rights to purchase additional shares.   If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.
Other Distributions.   The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.
The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.
Deposit, Withdrawal and Cancellation
How are ADSs issued?
The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.
How can ADS holders withdraw the deposited securities?
You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?
You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.
Voting Rights
How do you vote?
ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders or as described in the following sentence. If we asked the depositary to solicit your instructions at least 40 days before the meeting date but the depositary does not receive voting instructions from you by the specified date and we confirm to the depositary that:
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we wish to receive a discretionary proxy to vote uninstructed Class A ordinary shares;

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as of the instruction date we reasonably do not know of any substantial shareholder opposition to the proxy item(s); and

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the proxy item(s) is not materially adverse to the interests of shareholders,

then the depositary will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs as to the proxy item(s). If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.
Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.
We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.
In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 40 days in advance of the meeting date.

Fees and Expenses
Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
$.05 (or less) per ADS	Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders
$.05 (or less) per ADS per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement)
Converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary
The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.
From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.
The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depositary. Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from the us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.
Payment of Taxes
You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.
Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities
The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.
If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.
If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.
If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.
If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.
Amendment and Termination
How may the deposit agreement be amended?
We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.
How may the deposit agreement be terminated?
The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if
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60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

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we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

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we delist our shares from an exchange outside the United States on which they were listed and do not list the shares on another exchange outside the United States;

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the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933;

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we appear to be insolvent or enter insolvency proceedings;

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all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

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there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

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there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.
After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.
Limitations on Obligations and Liability
Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs
The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:
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are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

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are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

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are not liable if we or it exercises discretion permitted under the deposit agreement;

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are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

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have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

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may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

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are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

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the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.
Requirements for Depositary Actions
Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:
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payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

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satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

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compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.
Your Right to Receive the Shares Underlying your ADSs
ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:
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when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

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when you owe money to pay fees, taxes and similar charges; or

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when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System
In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.
In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.
Shareholder Communications; Inspection of Register of Holders of ADSs
The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.
Jury Trial Waiver
The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

ENFORCEABILITY OF CIVIL LIABILITIES
We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:
•
political and economic stability,

•
an effective judicial system,

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a favorable tax system,

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the absence of foreign exchange control or currency restrictions, and

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the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include but are not limited to:
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the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

•
Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our memorandum and articles of association do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors, and shareholders, be arbitrated.
Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.
We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.
Harney Westwood & Riegels, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.
Harney Westwood & Riegels has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided that such judgment (i) is given by a foreign court of competent jurisdiction, (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given , (iii) is final, (iv) is not in the nature of taxes, a fine, or a penalty; and (v) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, there is uncertainty with regard to Cayman Islands law on whether judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State will be determined by the courts of the Cayman Islands penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. Because such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws has not yet been made by a court of the Cayman Islands, it is uncertain whether such judgments would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
Han Kun Law Offices, our counsel as to PRC law, has advised us that there is uncertainty as to whether PRC courts would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.
Han Kun Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. There exists no treaty or other forms of reciprocity between China and the United States or the Cayman Islands governing the recognition and enforcement of foreign judgments as of the date of this prospectus. In addition, according to the PRC Civil Procedures Law, PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law before a PRC court against a company for disputes relating to contracts or other property interests, and the PRC court may accept a cause of action based on the laws or the parties’ express mutual agreement in contracts choosing PRC courts for dispute resolution if such foreign shareholders can establish sufficient nexus to China for a PRC court to have jurisdiction and meet other procedural requirements, including, among others, that the plaintiff must have a direct interest in the case and that there must be a concrete claim, a factual basis, and a cause for the case. The PRC court will determine whether to accept the complaint in accordance with the PRC Civil Procedures Law. The foreign shareholder must entrust PRC legal counsel to participate on behalf of such shareholder. Foreign citizens and companies will have the same rights as PRC citizens and companies in an action unless the home jurisdiction of such foreign citizens or companies restricts the rights of PRC citizens and companies. However, it will be difficult for U.S. shareholders to originate actions against us in China in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our ADSs or Class A ordinary shares, to establish a connection to China for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

TAXATION
Certain income tax considerations relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

SELLING SHAREHOLDERS
Selling shareholders (if any) to be named in a prospectus supplement may, from time to time, offer, sell and lend some or all of the ordinary shares or ADSs held by them pursuant to this prospectus and the applicable prospectus supplement. Such selling shareholders (if any) may sell the ordinary shares or ADSs held by them to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See “Plan of Distribution.” Such selling shareholders (if any) may also sell, transfer or otherwise dispose of some or all of the ordinary shares or ADSs held by them in transactions exempt from the registration requirements of the Securities Act.
If any selling shareholder is to offer and sell ordinary shares or ADSs pursuant to this prospectus, we will provide you with a prospectus supplement, which will set forth the name of each selling shareholder (if any), the number of ordinary shares beneficially owned by such selling shareholder and the number of the ordinary shares or ADSs they are offering. The prospectus supplement also will disclose whether any of the selling shareholders (if any) have held any position or office with, have been employed by or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION
We and/or the selling shareholders named in the applicable prospectus supplement may sell the securities described in this prospectus from time to time in one or more transactions, including without limitation:
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to or through underwriters, brokers or dealers;

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through agents;

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on any national exchange on which the securities offered by this prospectus are listed or any automatic quotation system through which the securities may be quoted;

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through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

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directly to one or more purchasers in negotiated sales or competitively bid transactions; or

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through a combination of any of these methods.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.
We may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.
We and/or the selling shareholders named in the applicable prospectus supplement may sell the securities offered by this prospectus at:
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a fixed price or prices, which may be changed;

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market prices prevailing at the time of sale;

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prices related to such prevailing market prices; or

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negotiated prices.

We and/or the selling shareholders named in the applicable prospectus supplement may solicit offers to purchase the securities directly from the public from time to time. We and/or the selling shareholders named in the applicable prospectus supplement may also designate agents from time to time to solicit offers to purchase securities from the public on our or their behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions to be paid to the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act From time to time, we or the selling shareholders named in the applicable prospectus supplement may sell securities to one or more dealers as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public. We and/or the selling shareholders named in the applicable prospectus supplement may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we and/or the selling shareholders named in the applicable prospectus supplement sell securities to underwriters, we and/or the selling shareholders named in the applicable prospectus supplement will execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us and/or the selling shareholders named in the applicable prospectus supplement in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us and/or the selling shareholders named in the applicable prospectus supplement, to indemnification by us and/or the selling shareholders named in the applicable prospectus supplement against civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make.
The applicable prospectus supplement will describe the terms of the offering of the securities, including the following:
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the name of the agent or any underwriters;

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the public offering or purchase price;

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any discounts and commissions to be allowed or paid to the agent or underwriters;

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all other items constituting underwriting compensation;

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any discounts and commissions to be allowed or paid to dealers; and

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any exchanges on which the securities will be listed.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.
We may pay expenses incurred with respect to the registration of shares owned by any selling shareholders.
The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, KE Holdings Inc. and its subsidiaries. In addition, we may offer securities to or through our affiliates, as underwriters, dealers or agents. Our affiliates may also offer the securities in other markets through one or more selling agents, including one another. If so indicated in an applicable prospectus supplement, we will authorize dealers or other persons acting as our agent to solicit offers by some institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others.
In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may over allot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

LEGAL MATTERS
We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Class A ordinary shares offered in any offering and legal matters as to Cayman Islands law will be passed upon for us by Harney Westwood & Riegels. Certain legal matters as to PRC law will be passed upon for us by Han Kun Law Offices. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Harney Westwood & Riegels with respect to matters governed by Cayman Islands law and Han Kun Law Offices with respect to matters governed by PRC law. Certain legal matters in connection with any offering made pursuant to this prospectus will be passed upon for the underwriters by a law firm or firms named in the applicable prospectus supplement.

EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The registered business address of PricewaterhouseCoopers Zhong Tian LLP is 6/F, DBS Bank Tower, 1318 Lu Jia Zui Ring Road, Pudong New Area, Shanghai, People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. Our SEC filings are also available over the internet at the SEC’s website at www.sec.gov. We also maintain a website at https://investors.ke.com, but information contained on, or linked from, our website is not incorporated by reference in this prospectus. You should not regard any information on our website as a part of this prospectus.
This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities being offered. Statements in this prospectus concerning any document that we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.
We incorporate by reference the following documents:
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our annual report on Form 20-F for the fiscal year ended December 31, 2021 filed with the SEC on April 19, 2022  (File No. 001-39436), or the 2021 Form 20-F;

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any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;

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the description of the securities contained in our registration statement on Form 8-A filed on August 7, 2020, pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description;

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our current report on Form 6-K furnished to the SEC at 7:20 A.M. (Eastern Time) on May 5, 2022 (File No. 001-39436), including Exhibit 99.1 titled “KE Holdings Inc. Supplemental and Updated Disclosures,” or the Super 6-K; and

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any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:
KE Holdings Inc.
Oriental Electronic Technology Building,
No. 2 Chuangye Road, Haidian District,
Beijing 100086, People’s Republic of China
Tel: (86) 10 5810 4689
Attention: Investor Relations Department
You should rely only on the information that we incorporate by reference or provide in this prospectus or in any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

PART II
Information Not Required in Prospectus
Item 8.
Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against conduct amounting to willful default, willful neglect, fraud or dishonesty, for example, civil fraud or the consequences of committing a crime. Our articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own dishonesty, willful default or fraud.
Pursuant to the indemnification agreements, the form of which has been filed as Exhibit 10.3 to our registration statement on Form F-1 (File No. 333-240068), as amended, we agreed to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission (the “SEC”) such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 9.
Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.
Item 10.
Undertakings.

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this item do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(5)
That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Index
Exhibit Number	Description
1.1*	Form of Underwriting Agreement
4.1	Registrant’s Specimen Certificate for Class A Ordinary Shares (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form F-1 (File No. 333-240068), as amended, initially filed with the Securities and Exchange Commission on July 24, 2020)
4.2	Deposit Agreement, dated August 12, 2020, among the Registrant, the depositary and the owners and holders of American Depositary Shares issued thereunder (incorporated herein by reference to Exhibit 4.3 to the registration statement on Form F-1 (File No. 333-250116) filed with the Securities and Exchange Commission on November 16, 2020)
4.3	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.2)
5.1**	Opinion of Harney Westwood & Riegels regarding the validity of the ordinary shares being registered
8.1**	Opinion of Harney Westwood & Riegels regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2**	Opinion of Han Kun Law Offices regarding certain PRC law matters
23.1**	Consent of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm
23.2**	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)
23.3**	Consent of Han Kun Law Offices (included in Exhibit 8.2)
24.1**	Power of attorney (included on signature page hereof)
99.1**	Consent of China Insight Industry Consultancy Limited
107.1**	Filing Fee Table

*
To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report filed under the Securities Exchange Act of 1934 and incorporated herein by reference.

**
Filed with this registration statement on Form F-3.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on May 9, 2022.
KE Holdings Inc.
By:
/s/ PENG Yongdong

Name: PENG Yongdong
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints each of PENG Yongdong and XU Tao as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact and agent, or its substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities set forth below on May 9, 2022.
Signature	Title
/s/ PENG Yongdong PENG Yongdong	Chairman and Chief Executive Officer (Principal Executive Officer)
/s/ SHAN Yigang SHAN Yigang	Executive Director
/s/ XU Tao XU Tao	Executive Director and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ XU Wangang XU Wangang	Executive Director and Chief Operating Officer
/s/ LI Zhaohui LI Zhaohui	Director
/s/ CHEN Xiaohong CHEN Xiaohong	Independent Director
/s/ ZHU Hansong ZHU Hansong	Independent Director
/s/ WU Jun WU Jun	Independent Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT
Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of KE Holdings Inc. has signed this registration statement or amendment thereto in New York on May 9, 2022.
Authorized U.S. Representative
Cogency Global Inc.
By:
/s/ Colleen A. De Vries

Name: Colleen A. De Vries
Title:
Senior Vice President on behalf of
Cogency Global Inc.